Exhibit 99.1

AITX Completes SOC 2 Type 2 Audit, Demonstrating Security Leadership in a Market Lacking Compliance

SOC 2 Type 2 Certification Affirms Robust Security Practices, Supporting AITX's Growth with Enterprise Clients

Detroit, Michigan, May 7, 2025 - Artificial Intelligence Technology Solutions, Inc., (the "Company") (OTCPK:AITX), a global leader in AI-driven security and productivity solutions, today announced that it has successfully completed its SOC 2 Type 2 audit, demonstrating the Company's continued adherence to high standards of data security, availability, and confidentiality. This achievement confirms the effectiveness of AITX's internal controls and security protocols across its subsidiaries, further strengthening the Company's position as a trusted partner to enterprise clients and channel partners.

The SOC 2 Type 2 audit, conducted by Prescient Security, evaluates not just the design but also the operational effectiveness of AITX's internal controls over time. Covering a multi-month observation period, the audit confirms that AITX's systems and processes meet the rigorous requirements outlined by the American Institute of Certified Public Accountants (AICPA) across the trust service criteria of security, availability, and confidentiality.

"This successful audit is a direct result of the discipline and professionalism our team brings to every aspect of our operations," said Steve Reinharz, CEO/CTO of AITX and its four RAD subsidiaries. "It reflects our focus on earning and keeping the trust of enterprise clients, especially those with complex compliance and risk requirements. We are building not just great solutions, but a great company."

Achieving SOC 2 compliance has become a critical requirement for organizations aiming to engage with large enterprises and government agencies. Many public sector entities, including municipal, state, and federal agencies, increasingly mandate SOC 2 compliance as a prerequisite for service providers. This trend reflects a broader emphasis on stringent data security and privacy standards in vendor selection processes. For instance, local governments are adopting SOC 2 assessments to ensure that their partners adhere to robust cybersecurity practices, thereby safeguarding sensitive information and maintaining public trust1.

"Our commitment to enterprise-grade compliance standards is more than a checklist, it's embedded in how we operate," said Mark Folmer, CPP, PSP, President of Robotic Assistance Devices, Inc. (RAD). "Completing the SOC 2 Type 2 audit reflects the maturity of our internal systems and our ability to meet the expectations of large-scale clients and government entities. It reinforces that our processes are built to scale responsibly."

For current and prospective clients, SOC 2 Type 2 compliance provides assurance that the Company's systems are designed and operated to safeguard data consistently over time. The certification validates that key operational processes, including access controls, data handling, incident response, and system monitoring, are reliable, tested, and aligned with industry best practices. This assurance is especially meaningful for enterprise clients and public agencies that rely on RAD's AI-driven security technologies to protect people, property, and sensitive environments.

________________________________

1 https://govos.com/blog/what-is-soc-2-compliance-and-why-is-it-important-for-local-government/

"This process required significant effort across multiple teams, and I'm proud of how we executed," continued Reinharz. "Achieving SOC 2 Type 2 compliance positions us to engage with a broader range of enterprise and government clients who demand this level of operational integrity. It opens doors to new opportunities that align with our long-term growth and revenue strategy."

The Company's SOC 2 Type 2 documentation is available to qualified organizations upon request, subject to the execution of a non-disclosure agreement.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industry2 through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry's existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

The Company's operations and internal controls have been validated through successful completion of its SOC 2 Type 2 audit, reinforcing the Company's credibility with enterprise and government clients who require strict data protection and security compliance.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX's RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.radcam.ai, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

________________________________

2 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

###

Steve Reinharz

949-636-7060
@SteveReinharz